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Exhibit 99(a)(1)(B)

AAR CORP.

1.75% Convertible Senior Notes by 2026

(CUSIP Nos. 000361 AG 0 and 000361 AH 8)

NOTICE OF REPURCHASE

TO:
Holders of the 1.75% Convertible Senior Notes Due 2026

        This notice of repurchase ("Notice") is provided to you pursuant to Section 8.1 of the Indenture (the "Indenture") dated as of February 1, 2006 between AAR CORP. (the "Company") and U.S. Bank National Association, as Trustee, regarding the 1.75% Convertible Senior Notes due 2026 (the "Notes").

        The Indenture provides that holders of the Notes ("Holders") shall have the option to require the Company to purchase any Notes at 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to but not including February 1, 2013. In accordance with the requirements of the Indenture, the Company is providing the information set forth below to the Holders. All capitalized terms used but not defined herein shall have the meaning set forth in the Indenture.

  (i)
  The Notes shall have a purchase price of 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to but not including February 1, 2013 (the "Purchase Price");

  (ii)
  This Notice does not relate to a Designated Event;

  (iii)
  The Repurchase Date is February 1, 2013;

  (iv)
  A Holder wishing to have Notes repurchased must provide a written notice of purchase (a "Purchase Notice") in the form enclosed herewith to the Paying Agent by the close of business on January 31, 2013;

  (v)
  The name and address of the Paying Agent are:

U.S. Bank National Association 60 Livingston Ave St. Paul, MN 55107
Attention:	Corporate Trust Services Specialized Finance
  (vi)
  Notes must be surrendered to the Paying Agent in order for Holders to collect payment of the Purchase Price;

  (vii)
  Notes as to which a Purchase Notice has been given may be converted only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture;

  (viii)
  The Purchase Price for any Notes for which a Purchase Notice has been given and not withdrawn shall be paid by the Paying Agent promptly following the later of the Repurchase Date and the time of the book-entry transfer or delivery of the Notes;

  (ix)
  Holders wishing to have Notes repurchased must follow the procedures under Articles VII and VIII of the Indenture, namely, the Holders must deliver to the Paying Agent the Purchase Notice in the form enclosed herewith at any time from the opening of business on January 3, 2013 until the close of business on January 31, 2013 and complete the delivery or book-entry transfer of such Notes to the Paying Agent prior to, on or after the Repurchase Date (together with all necessary endorsements) at the offices of the Paying Agent;

  (x)
  Holders may convert their Notes at a conversion rate of 33.9789 shares of the Company's common stock per $1,000 principal amount of Notes (which is equal to a conversion price of approximately $29.43 per share) only under certain circumstances described in the Indenture;

  (xi)
  Unless the Company defaults in making payment of the Purchase Price on Notes covered by any Purchase Notice, interest and Liquidated Damages, if any, will cease to accrue on and after the Repurchase Date;

  (xii)
  The CUSIP Nos. of the Notes are 000361 AG 0 (144A) and 000361 AH 8; and

  (xiii)
  The procedures for withdrawing a Purchase Notice are as follows:

  You must deliver a written notice of withdrawal to the Paying Agent (with a copy to the Company) at any time prior to 5:00 p.m. New York City time on January 31, 2013, specifying (a) if the Notes are certificated, the certificate number of the Notes in respect of which such notice of withdrawal is being submitted, or, if not certificated, the written notice of withdrawal must comply with appropriate Depositary procedures, (b) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, and (c) the principal amount, if any, of such Notes which remain subject to the original Purchase Notice and which has been or shall be delivered for purchase by the Company.

AAR CORP.

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  Exhibit 99(a)(1)(B)